Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and among

ELECTRONIC CIGARETTES INTERNATIONAL GROUP, LTD.,

Hardwire Interactive Acquisition Company

and

THE BUYER IDENTIFIED HEREIN

Dated as of October 5, 2016

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”) is entered into and made effective as of October 4, 2016 (“Effective Date”) by and among (i) ELECTRONIC Cigarettes INTERNATIONAL GROUP, LTD, a Nevada corporation (“ECIG”), (ii) Hardwire Interactive Acquisition Company, a Delaware corporation and a wholly-owned subsidiary of ECIG (“Seller”), and (iii) Hardwire Interactive Inc., a British Virgin Islands company (“Buyer”). Capitalized terms used herein without definition are defined in Section 10.1.

WITNESSETH

WHEREAS, among other lines of business, Seller is in the business of selling electronic cigarettes via the internet (the “Business”); and

WHEREAS, Buyer wishes to purchase from Seller, and Seller wishes to sell, assign and transfer to Buyer, all of Seller’s assets and properties held in connection with, necessary for, or material to the Business, and Buyer has agreed to assume and discharge the Assumed Liabilities (as defined below) in full as and when they become due in accordance with the terms, and subject to the conditions, set forth in this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

Sale and Purchase

1.1.          Purchase of Assets.

(a)          Subject to the terms and conditions hereof, at the Closing, Seller shall sell, transfer, assign and deliver to Buyer, and Buyer will purchase from Seller, all right, title and interest of Seller in and to the properties, assets and rights of every nature as the same may exist on the Closing Date, whether real, personal, tangible, intangible or otherwise and whether now existing or acquired prior to the Closing, relating solely to the Business (other than the Excluded Assets as defined below) set forth on Schedule 1.1 (collectively, the “Assets”).

(b)          Subject to the terms and conditions hereof, at the Closing, the Assets shall be transferred to Buyer free and clear of all Liens excepting only Assumed Liabilities and Permitted Liens.

1.2.          Excluded Assets. Notwithstanding anything to the contrary in Section 1.1 or elsewhere in this Agreement, Seller will retain and not transfer, and Buyer will not purchase or acquire, any assets of Seller other than the Assets (collectively, the “Excluded Assets”).

1.3.          Assumption of Liabilities. Subject to the terms and conditions hereof, at the Closing, Buyer shall assume and agree to pay, perform and discharge when due any Liability relating to or arising out of the Assigned Contracts, the operation of the Business, the employment or leasing of employees or the ownership (or leasing of), operation or use of the Assets on or following the Closing Date (collectively, the “Assumed Liabilities”).

1.4.          Excluded Liabilities. Notwithstanding anything to the contrary herein, Buyer shall not assume any Liability of Seller other than the Assumed Liabilities (collectively, the “Excluded Liabilities”).

1.5.          Consent of Third Parties. Notwithstanding anything to the contrary herein, and subject to the provisions of this Section 1.5, this Agreement shall not constitute an agreement to assign or transfer any interest in any Governmental Approval, Permit or Assigned Contract (or any claim or right arising thereunder) if such assignment or transfer without the Consent of a Person that is not a party to this Agreement would constitute a breach thereof or affect adversely the rights of Buyer thereunder, and any such transfer or assignment shall be made subject to such Consent being obtained. In the event any such Consent is not obtained prior to the Closing, Buyer and Seller shall continue to use commercially reasonable efforts to obtain any such Consent after the Closing, and Seller will cooperate with Buyer in lawful and commercially reasonable arrangements to provide that Buyer shall receive the interest of Seller in the benefits under any such Governmental Approval, Permit or Assigned Contract, including to the extent commercially reasonable, performance by Seller, as agent, provided that Buyer shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent Buyer would have been responsible therefor if such consent or approval had been obtained. Once the required Consent is obtained, Seller shall promptly assign and transfer to Buyer the applicable interest in such Governmental Approval, Permit or Assigned Contract (or any claim or right arising thereunder). Nothing in this Section 1.5 shall be deemed a waiver by Buyer of its right to receive prior to the Closing an effective assignment of all of the Assets nor shall this Section 1.5 be deemed to constitute an agreement to exclude from the Assets any assets described under Section 1.1.

1.6.          Closing. The closing of the sale and purchase of the Assets (the “Closing”) shall take place at the offices of Pryor Cashman LLP, 7 Times Square, New York, NY 10036, at 10:00 a.m. on the date that is the first Business Day following the satisfaction (or waiver) of all of the conditions precedent set forth in Article V (the “Closing Date”).

1.7.          Purchase Price. Subject to the terms and conditions hereof, Buyer shall (a) pay to Seller Eight Hundred Thousand Dollars ($800,000) in cash (the “Closing Cash Payment”), which shall be delivered at Closing by Buyer by wire transfer of immediately available funds to an account designated by Seller, and (b) assume the Assumed Liabilities as provided in Section 1.3. The consideration set forth in clause (i) shall be referred to collectively in this Agreement as the “Purchase Price”.

1.8.          Allocation of Purchase Price.  The parties agree to allocate the Purchase Price, the Assumed Liabilities and other appropriate items among the Assets in accordance with the allocation schedule annexed hereto as Schedule 1.8. In connection with the foregoing, the parties shall cooperate with each other and provide such information as any of them shall reasonably request. The parties will each report the federal, state and local and other Tax consequences of the purchase and sale contemplated hereby (including the filing of Internal Revenue Service Form 8594) in a manner consistent with such allocation schedule.

1.9.          Passage of Title and Risk of Loss. Legal title, equitable title and risk of loss with respect to the Assets shall not pass to Buyer until the Assets are transferred at the Closing; provided, however, that if any loss of any of the Assets occurs prior to the Closing, Buyer shall be entitled to the proceeds of any insurance payable with respect to the loss of such Assets. If Buyer accepts the insurance proceeds with respect to any such damaged Asset, the value of such damaged Asset shall be deemed to be equal to the amount of such insurance proceeds and there shall be no further adjustment to the Purchase Price or indemnification with respect to such damaged Asset.

ARTICLE II

Representations and Warranties of the Seller

As of the Effective Date and as of the Closing Date, the Seller hereby represents and warrants to Buyer as follows:

2.1.          Authorization, etc. Seller has the requisite corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is or will be a party, to perform fully its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and each of the Ancillary Agreements to which it is or will be a party, the performance of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby, have been duly authorized by the requisite corporate action of Seller. This Agreement has been, and each of the Ancillary Documents to which Seller is to be a party will be, duly and validly executed by Seller and, assuming due authorization, execution and delivery by Buyer, constitute or will constitute (as the case may be) legally and valid and binding obligations of Seller, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar Laws relating to creditors’ rights and general equity principles.

2.2.          Status and Capitalization.

(a)          Seller is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware, with the requisite corporate power and authority to carry on its business (including the Business) and to own or lease and to operate its properties and assets (including the Assets).

(b)          Seller is duly qualified or licensed to do business and is in good standing in all jurisdictions in which Seller’s activities require qualification or licensing.

(c)          Seller is not in violation of any of the provisions of its organizational documents.

(d)          ECIG is the sole stockholder of Seller.

2.3.          No Conflicts, etc. Except as set forth in Schedule 2.3, the execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements do not, and the consummation of the transactions contemplated hereby and thereby, do not, (i) violate or conflict with Seller’s organizational documents, (ii) cause the material modification of any obligation under, create in any party the right to terminate, constitute a default or breach of, or violate or conflict with the terms, conditions or provisions of any Contract to which Seller is a party; or (iii) result in a breach or violation by Seller of any of the terms, conditions or provisions of any Law or notice to any Governmental Authority. No Governmental Approval or other Consent is required to be obtained by Seller in connection with the execution and delivery of this Agreement and each Ancillary Agreement or the consummation or performance of the transactions contemplated hereunder and thereunder, except as provided in Schedule 2.3.

2.4.          Financial Statements. Annexed hereto as Schedule 2.4 are (i) the unaudited income statement for the Business for the seven months ended July 31, 2016 (the “Financial Statements”), which present fairly in all material respects the results of operations of the Business for such seven month period.

2.5.          Absence of Undisclosed Liabilities. Except as set forth in the periodic reports that ECIG files with the Securities and Exchange Commission (the “SEC Reports”), Seller has not entered into any loan or credit agreement or arrangement with a bank, financial institution or other lender (a “Credit Agreement”), and Seller does not have any liabilities or obligations, whether known, unknown, absolute, accrued, contingent or otherwise, and whether due or to become due, arising out of or relating to the Business, except (a) as set forth in Schedule 2.5, (b) as and to the extent disclosed in the SEC Reports; and (c) for liabilities and obligations that were incurred after June 30, 2016 in the ordinary course of business consistent with prior practice.

2.6.          Absence of Changes. Except as set forth in the SEC Reports or in Schedule 2.6, since June 30, 2016, there has not been with respect to the Business:

(a)          any event, development or state of circumstances directly relating to the Business, Assets or the employees, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)          any incurrence of any Indebtedness by Seller other than (i) in the ordinary course of business consistent with past practice or (ii) Indebtedness that would not constitute an Assumed Liability;

(c)          any creation or other incurrence by Seller of any Lien on any material asset other than Permitted Liens or liens incurred in the normal and ordinary course of business consistent with past practice, all of which Permitted Liens and Liens are set forth on Schedule 2.6(c);

(d)          any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Business or the Assets;

(e)          any change in any method of accounting or accounting principles or practice by Seller or any revaluation of any material Assets;

(f)          any capital expenditures, or commitments for capital expenditures, in an amount in excess of Ten Thousand Dollars ($10,000) in the aggregate;

(g)          any material payments, discount activity or any other consideration to customers or suppliers, other than in the ordinary course of business consistent with past practice;

(h)          any failure to pay or satisfy when due any material liability of Seller, other than where the amount or validity of such material liability is being contested by Seller in good faith;

(i)          any sale, transfer, lease, exclusive and irrevocable license, or other disposition of any Asset, or any acquisition of a material amount of the assets of any other Person, except in each case, in the ordinary course of business consistent with past practice;

(j)          any amendment, cancellation or compromise of any claim of Seller, or any commencement or settlement by Seller, of any Litigation, relating to the Business, the employees or the Assets involving amounts in excess of Ten Thousand Dollars ($10,000);

(k)          any license or sublicense of, or any Lien (other than Permitted Liens) on any Owned Intellectual Property used in the Business other than in the ordinary course of business consistent with past practice; or

(l)          any agreement or commitment to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Notwithstanding anything to the contrary in this Section 2.6, the Seller may take any act necessary to effectuate the transactions contemplated by this Agreement.

2.7.          Material Contracts.

(a)          As of the Effective Date, except as set forth in the SEC Reports or disclosed in Schedule 2.7(a), neither Seller, the Assets nor any employees of Seller, in connection with the Business, are subject to or bound by:

(i)          any agreement currently in effect relating to Indebtedness (in either case, whether incurred, assumed, guaranteed or secured by any Asset) and, excluding Indebtedness that is not an Assumed Liability;

(ii)         any joint venture, partnership, limited liability company or other similar agreements currently in effect (including any agreement providing for joint research, development or marketing);

(iii)        any agreement or series of related agreements currently in effect, including any option agreement, relating to the acquisition or disposition of any business line or material real property of Seller (whether by merger, sale of interests, sale of assets or otherwise);

(iv)        any agreement currently in effect that (A) limits the freedom of Seller or the Business to compete in any line of business or with any Person or in any area or which would so limit the freedom of Buyer or the Business or Assets after the Closing or (B) imposes exclusivity obligations or restrictions upon Seller or the Business or that would be binding on Buyer or the Business or Assets after the Closing;

(v)         any agreement, including open purchase orders in effect as of the date that is two (2) Business Days prior to the Effective Date (but excluding all other purchase orders), for the purchase of materials, supplies, goods, services, equipment or other assets providing for aggregate payments by Seller over the remaining term of such agreement or related agreements of Ten Thousand Dollars ($10,000) or more;

(vi)        any sales, distribution, agency or other similar agreement currently in effect providing for the sale by Seller of materials, supplies, goods, services, equipment or other assets that provides for aggregate payments to Seller over the remaining term of the agreement of Ten Thousand Dollars ($10,000) or more;

(vii)       any agreement (excluding those entered into in the ordinary course of business) currently in effect under which (A) any Person has guaranteed any liabilities or obligations of Seller or (B) Seller has guaranteed liabilities or obligations of any other Person (in each case other than endorsements for the purpose of collection in the ordinary course of business); and

(viii)      any other agreement, commitment or arrangement that is (A) not made in the ordinary course of business consistent with prior practice or (B) material to the Assets or the Business, taken as a whole.

(b)          Each agreement disclosed in the Schedules or required to be disclosed therein pursuant to this Section 2.7 or Sections  2.8, 2.9, 2.13 or 2.14 hereof (each a “Material Contract”) is a valid and binding agreement of Seller, and is in full force and effect, and neither Seller nor, to the Knowledge of Seller, any other party thereto is in default or breach in any material respect under the terms of, or except as contemplated herein, has provided any written notice of any intention to terminate or modify, any such Material Contract, and, to the Knowledge of Seller, or except as contemplated herein, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default thereunder or would result in a termination or modification thereof.

(c)          Complete copies of (i) each Material Contract and (ii) all form contracts, agreements or instruments used in the Business and that are material to the Business have been made available to Buyer.

2.8.          Assets.

(a)          Title to Assets. On the Effective Date, except as set forth on Schedule 2.8(a), Seller has, and on the Closing Date will have, good and valid title to, or otherwise has the right to use pursuant to a valid and enforceable lease, license or similar contractual arrangement, all of the Assets (except as may be disposed of in the ordinary course of business consistent with past practice on or following the Effective Date or in accordance with this Agreement), in each case free and clear of any Liens other than Permitted Liens.

(b)          Sufficiency of Assets, etc. Except as set forth in Schedule 2.8(b), the Assets, together with the assets available to Buyer pursuant to the Ancillary Agreements, and the employees, constitute all the assets, tangible and intangible, and all the employees used for the Business as currently conducted and as conducted as of the Closing Date. To the Knowledge of Seller, there are no facts or conditions affecting any material Assets which would reasonably be expected, individually or in the aggregate, to materially interfere with the current use, occupancy or operation of such Assets. Except as set forth in Schedule 2.8(b), (i) Seller has conducted the Business only through Seller and not through any other divisions or any direct or indirect subsidiary or any Seller Affiliate and (ii) no part of the Business is operated by Seller through any entity other than Seller.

2.9.          Intellectual Property.

(a)          Owned Intellectual Property. Schedule 2.9(a) lists all Intellectual Property owned by Seller or any Seller Affiliate used or held for use solely in connection with the Business as presently conducted (the “Owned Intellectual Property”) that is registered or subject to a pending application for registration or that is otherwise material to the Business, other than Trade Secrets. Seller is the exclusive owner of the Owned Intellectual Property set forth in Schedule 2.9(a) and, to the Knowledge of Seller, of the Trade Secrets owned by Seller, free and clear of any Liens other than the Permitted Liens and except as set forth further on Schedule 2.9(a)(i). The Owned Intellectual Property together with the Intellectual Property used pursuant to the agreements set forth in Schedule 2.9(b) constitutes all of the Intellectual Property used or held for use in and material to the Business. Immediately after the Closing, Buyer will own all of the Owned Intellectual Property and except as set forth on Schedule 2.9(a) will have a right to use all other Intellectual Property Assets, free from any Liens (other than Permitted Liens and Liens imposed as a result of Buyer’s or Buyer Affiliates’ actions) and, after Buyer timely and properly registers or records such transfers with the appropriate Governmental Authority, on the same terms and conditions as in effect prior to the Closing.

(b)          Licenses and Other Agreements. Schedule 2.9(b) sets forth all agreements (other than licenses for “off-the-shelf” software such as Microsoft Word) to which Seller or any Seller Affiliate is a party or by which Seller or any Seller Affiliate is otherwise bound that relate to Intellectual Property licensed from another Person that is used solely in connection with the Business.

(c)          Licensed by Seller. Schedule 2.9(c) sets forth the agreements material to the conduct of the Business and by which Seller (i) licenses Owned Intellectual Property to any other Person; or (ii) agreements otherwise transferring, granting or restricting the right to use Owned Intellectual Property.

(d)          No Infringement. To Seller’s Knowledge, (i) the conduct of the Business does not infringe the Intellectual Property rights of any Person, and (ii) none of the Owned Intellectual Property is being infringed by any Person without a license or permission from Seller.

(e)          Domain Names. Seller is the owner of the Domain Names set forth on Schedule 2.9(e) (by name, expiration date, and current registrar) free and clear, as of the Closing Date, of any written claims of third parties.

(f)          Protection of Intellectual Property. Except as set forth on Schedule 2.9(e), Seller or the applicable Seller Affiliate has taken the actions it has determined in its reasonable business judgment are necessary to protect the Owned Intellectual Property under applicable Law (including making and maintaining in force the filings, registrations and issuances it has determined are necessary). Except as set forth on Schedule 2.9(e), Seller or the applicable Seller Affiliate has taken the actions it has determined in its reasonable business judgment are necessary to maintain the confidentiality of the confidential Intellectual Property used in the Business. To the Knowledge of Seller, neither Seller nor any Seller Affiliate is using or enforcing any material Owned Intellectual Property in a manner that would reasonably be expected to result in the cancellation or unenforceability of such Owned Intellectual Property.

2.10.         Litigation. Except as set forth in Schedule 2.10, there is no Litigation pending or, to the Knowledge of Seller, threatened in writing against, or instituted by or on behalf of or directly affecting Seller in connection with the Business, the employees or the Assets, or relating to the transactions contemplated under this Agreement. Except as set forth in Schedule 2.10, there are no settlement agreements or similar written agreements with any Governmental Authority and, to the Knowledge of Seller, no outstanding orders, judgments, stipulations, decrees, injunctions, determinations or awards issued by any Governmental Authority against or directly affecting Seller or the Business.

2.11.         Compliance with Laws; Governmental Approvals; Permits.

(a)          Seller and all of the Seller Affiliates are and have been in compliance in all material respects with, and have not been threatened in writing to be charged with or given written notice of, any material violation of any law, statute, ordinance, rule, regulation, judgment, injunction, order or decree (“Laws”) applicable to the Business or the Assets, except that compliance with Environmental Laws and Laws relating to Taxes is covered in Sections 2.12 and 2.15, respectively. Seller and, to Seller’s Knowledge, all of the Seller Affiliates are and have been in compliance in all material respects with, and have not been threatened in writing to be charged with or given written notice of, any material violation of any Laws applicable to the employees.

(b)          Schedule 2.11(b) sets forth all Governmental Approvals and other Consents (other than Environmental Permits which are covered in Section 2.12) necessary for the conduct of the Business as currently conducted. Except as set forth in Schedule 2.11(b), all such Governmental Approvals and Consents have been duly obtained and are in full force and effect, and Seller is in compliance in all material respects with each of such Governmental Approvals and Consents held by it with respect to the Assets, the employees and the Business.

(c)          Schedule 2.11(c) correctly describes each license, franchise, permit, certificate, approval or other similar authorization (other than Environmental Permits which are covered in Section 2.12) issued by a Governmental Authority and held by Seller (the “Permits”) that are necessary for the conduct of the Business, as currently conducted by Seller, together with the name of the Government Authority or entity issuing such Permit, except for such Permits the failure of which to hold would not be, individually or in the aggregate, materially adverse to the Business, taken as a whole, or materially impair the ability of Seller to consummate the transactions contemplated hereby. Except as set forth in Schedule 2.11(c), (i) such Permits are valid and in full force and effect, (ii) Seller is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, such Permits and (iii) none of such Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

2.12.         Environmental Matters. Except as set forth in Schedule 2.12, to Seller’s Knowledge, Seller has complied and is in compliance in all material respects with all applicable Environmental Laws with respect to the Assets or the operation of the Business and has obtained and is in compliance in all material respects with all applicable Environmental Permits with respect to the Business or the Assets. No written notice of violation, notification of liability or potential liability or request for information has been received by Seller and no Litigation is pending or, to Seller’s knowledge, threatened in writing by any Person involving the Business or the Assets relating to or arising out of any Environmental Law. To Seller’s knowledge, no written order naming Seller has been issued, and no penalty or fine has been assessed to Seller, involving the Business, the Assets or any real property leased by Seller relating to or arising out of any applicable Environmental Law. All Hazardous Substances at any time used, generated or disposed of by Seller have been disposed of in accordance with Environmental Laws.

2.13.         Employees; Labor Matters. To Seller’s Knowledge, Seller has complied in all material respects, with applicable wage and hour, equal employment, safety, and other legal requirements relating to its employees. Except as set forth on Schedule 2.13, Seller is not a party to or bound by any collective bargaining agreement, and there are no labor unions or other organizations or groups representing, or to Seller’s Knowledge, purporting to represent any employees. Since July 2, 2014, there has not occurred or, to the Knowledge of Seller, been threatened any material strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar material labor activity which would affect the Business with respect to any employees. Except as set forth on Schedule 2.13, there are no labor disputes currently subject to any grievance procedure, arbitration or litigation or, to the Knowledge of Seller, threatened with respect to any employee.

2.14.         Employee Benefit Plans and Related Matters.

(a)          Employee Benefit Plans. Schedule 2.14(a) lists all of the material Seller Benefit Plans. Except as set forth on Schedule 2.14(a), neither Seller, nor any Seller Affiliate, has communicated to any employee or former employee any intention or commitment to establish or implement any employee or retiree benefit or compensation arrangement.

(b)          No Acceleration of Benefits. Except as set forth in Schedule 2.14(b), the consummation of the transactions contemplated by this Agreement will not by itself entitle any employee or director or former employee or any independent contractor of the Business to severance or similar pay.

2.15.         Taxes.

(a)          Seller has (or by the Closing will have) duly and timely filed or caused to be filed all Tax Returns relating to the Business and the Assets required to be filed on or before the Closing Date, subject to any applicable extension period (“Covered Returns”). All such Covered Returns are or will be true and correct in all material respects. All Taxes with respect to Seller, the Business or the Assets required to be paid on or prior to the Closing Date have or will have been so paid, other than those amounts being contested in good faith as set forth on Schedule 2.15(a). All Taxes required to be withheld by or on behalf of Seller or any Seller Affiliate in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other person with respect to the Business or the Assets (“Withholding Taxes”) have been withheld, and such withheld taxes have either been duly and timely paid to the proper Governmental Authorities or set aside in accounts for such purpose. Seller is not a party to any tax sharing, indemnification or similar agreement with any Person.

(b)          Except as set forth on Schedule 2.15(b), no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes or Withholding Taxes, and no power of attorney with respect to any such Taxes, has been filed with the IRS or any other Governmental Authority in respect of Seller or the Business.

(c)          Other than in the ordinary course of business consistent with prior practice or as set forth on Schedule 2.15(c), (i) there are no Taxes or Withholding Taxes asserted in writing by any Governmental Authority to be due in respect of the Business or the Assets, (ii) no issue has been raised in writing by any Governmental Authority in the course of any open audit with respect to Taxes or Withholding Taxes concerning Seller, the Business or the Assets, (iii) no Taxes and no Withholding Taxes are currently under audit by any Governmental Authority and (iv) neither the IRS nor any other Governmental Authority is now asserting or, to the Knowledge of Seller, threatening to assert against Seller or any Seller Affiliate, any deficiency or claim for additional Taxes or any adjustment of Taxes.

(d)          Buyer will not be required to deduct and withhold any amount pursuant to section 1445(a) of the Code as a result of any of the transactions effected pursuant to this Agreement and the Ancillary Agreements.

(e)          Except as set forth on Schedule 2.15(e), there is no Litigation or administrative appeal pending or, to the Knowledge of the Seller, threatened against or relating to Seller, the Business, the Assets or any Seller Affiliate in connection with Taxes.

2.16.         Suppliers. Schedule 2.16 lists (i) the name and the address provided by each supplier (including any Affiliates) from which Seller, individually or in the aggregate, ordered raw materials, supplies or other products or services of the Business with an aggregate purchase price of Ten Thousand Dollars ($10,000) or more during the year ended December 31, 2015, or with an aggregate purchase price of Ten Thousand Dollars ($10,000) or more thereafter (a “Material Supplier”), and (ii) the applicable amount of purchases from each such Material Supplier during each such period. Except as set forth in Schedule 2.16 or as a result of general economic conditions or conditions generally affecting the industry in which the Business competes, Seller has not received written notice that any Material Supplier has materially altered or will materially altered its relationship with Seller.

2.17.         Affiliate Transactions.

(a)          Except as disclosed on Schedule 2.17(a), Seller has made available to Buyer copies of each agreement, contract, arrangement, understanding, transfer of assets or liabilities or other commitment or transaction, in each case since January 1, 2015, involving amounts in excess of Ten Thousand Dollars ($10,000), between Seller, on the one hand, and any Seller Affiliate or any stockholder, officer, director or employee of Seller or any Seller Affiliate (each a “Related Party”), on the other hand (a “Related Party Transaction”), other than any Related Party Transaction that is necessary to effectuate (i) the transactions contemplated by this Agreement, and (ii) the matters to be concluded after the Closing to effectuate the transactions contemplated under this Agreement.

(b)          Except as set forth on Schedule 2.17(b), no manager, officer or director of Seller or any Seller Affiliate, (i) owns, directly or indirectly, and whether on an individual, joint or other basis, any equity interest in (x) any material property or asset, real or personal, tangible or intangible, used in or held for use in connection with or pertaining to the Business other than the Assets, or (y) any Person, that is a Material Supplier, Material Customer or competitor of the Business, or (ii) serves as an officer or director of any Person that is a Material Supplier, material customer or competitor of the Business.

2.18.         Inventories. Current inventories relating to the Business are set forth on Schedule 1.1. As of the Closing Date, all such inventories will be owned free and clear of all Liens, except Permitted Liens. Seller has no obligation to purchase any inventory.

2.19.         [Reserved.]

2.20.         [Reserved.]

2.21.         Brokers; Finders. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of Seller, and no such Person is entitled to any fee or commission from Seller or any Seller Affiliate in connection with the transactions contemplated by this Agreement.

2.22.         Disclosure. To the Knowledge of Seller, no representation or warranty in this Agreement contains any untrue statement of a material fact or omits to state any statement necessary to make the representations and warranties made herein not misleading in light of the circumstances under which they were made.

2.23.         Other Representations and Warranties. Except for the representations and warranties contained in this Article II (as modified by the Schedules hereto, as applicable), neither Seller nor any other Person makes any other express or implied representation or warranty with respect to Seller or the transactions contemplated by this Agreement, and Seller disclaims any other representations or warranties, whether made by Seller or any of its Affiliates, officers, directors, employees, agents or representatives. Except for the representations and warranties contained in Article II hereof (as modified by the Schedules hereto, as applicable), Seller hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Buyer or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Buyer by any manager, officer, employee, agent, consultant, or representative of Seller or any of its Affiliates). Seller makes no representations or warranties to Buyer regarding the probable success or profitability of Seller. The disclosure of any matter or item in any schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.

ARTICLE III

Representations and Warranties of Buyer

As of the Effective Date and as of the Closing Date, Buyer represents and warrants to Seller as follows:

3.1.          Status; Authorization, etc. Buyer is a corporation duly organized, validly existing and in good standing, under the laws of its jurisdiction of incorporation with full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform fully its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and each of the Ancillary Agreements to which they are a party, the performance of Buyer of their respective obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action of Buyer. Buyer has duly executed and delivered this Agreement and on the Closing Date Buyer will have duly executed and delivered the Ancillary Agreements to which they are a party (other than those that are required to be executed as of the Effective Date). This Agreement is, and on the Closing Date, each of the Ancillary Agreements to which Buyer are a party, will be, valid and legally binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar Laws relating to creditors’ rights and to general equity principles.

3.2.          No Conflicts, etc. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with or result in a violation of or under (with or without the giving of notice or the lapse of time, or both) (i) the certificate of incorporation or bylaws or other organizational documents of Buyer, (ii) any Law applicable to Buyer or any of its properties or assets or (iii) any contract, agreement or other instrument applicable to Buyer or any of its properties or assets, except, in the case of clause (iii), for violations and defaults that, individually and in the aggregate, have not and will not materially impair the ability of Buyer to perform their respective obligations under this Agreement or under any of the Ancillary Agreements to which they are a party. No Governmental Approval or other Consent is required to be obtained or made by Buyer in connection with the execution and delivery of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

3.3.          Brokers; Finders. No investment banker, broker, finder or other intermediary which may be retained by or is authorized to act on behalf of Buyer is entitled to any fee or commission from Seller or any Seller Affiliate in connection with the transactions contemplated by this Agreement.

3.4.          Sufficiency of Funds. Buyer possesses or has immediate access to sufficient cash funds to consummate the transactions contemplated by this Agreement.

3.5.          [Reserved.]

3.6.          Disclosure.         To the Knowledge of Buyer, no representation or warranty in this Agreement contains any untrue statement of a material fact or omits to state any statement necessary to make the representations and warranties made herein not misleading in light of the circumstances under which they were made.

3.7.          Absence of Undisclosed Liabilities. Except as set forth in Schedule 3.7, Buyer has not entered into any loan or credit agreement or arrangement with a bank, financial institution or other lender (a “Credit Agreement”), and Buyer does not have any liabilities or obligations, whether known, unknown, absolute, accrued, contingent or otherwise, and whether due or to become due, arising out of or relating to the Business, except as set forth in Schedule 3.7.

3.8.          Absence of Changes. Except as set forth in Schedule 3.8, there has not been with respect to the Business:

(a)          any event, development or state of circumstances directly relating to the Business, Assets or the employees, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)          any incurrence of any Indebtedness by Buyer other than (i) in the ordinary course of business consistent with past practice or (ii) Indebtedness that would not constitute an Assumed Liability;

(c)          any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Business or the Assets;

(d)          any capital expenditures, or commitments for capital expenditures, in an amount in excess of Ten Thousand Dollars ($10,000) in the aggregate;

(e)          any material payments, discount activity or any other consideration to customers or suppliers, other than in the ordinary course of business consistent with past practice;

(f)          any sale, transfer, lease, exclusive and irrevocable license, or other disposition of any Asset, or any acquisition of a material amount of the assets of any other Person, except in each case, in the ordinary course of business consistent with past practice;

(g)          any license or sublicense of, or any Lien (other than Permitted Liens) on any Owned Intellectual Property used in the Business other than in the ordinary course of business consistent with past practice; or

(h)          any agreement or commitment to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Notwithstanding anything to the contrary in this Section 3.8, the Buyer may take any act necessary to effectuate the transactions contemplated by this Agreement.

3.9.          Litigation. Except as set forth in Schedule 3.9, there is no Litigation pending or, to the Knowledge of Buyer, threatened in writing against, or instituted by or on behalf of or directly affecting Buyer or Seller in connection with the Business, the employees or the Assets, or relating to the transactions contemplated under this Agreement. Except as set forth in Schedule 3.9, there are no settlement agreements or similar written agreements with any Governmental Authority and, to the Knowledge of Buyer, no outstanding orders, judgments, stipulations, decrees, injunctions, determinations or awards issued by any Governmental Authority against or directly affecting Buyer or the Business.

3.10.         Compliance with Laws; Governmental Approvals; Permits.

(a)          Buyer is and has been in compliance in all material respects with, and have not been threatened in writing to be charged with or given written notice of, any material violation of any law, statute, ordinance, rule, regulation, judgment, injunction, order or decree (“Laws”) applicable to the Business or the Assets. Buyer is and has been in compliance in all material respects with, and has not been threatened in writing to be charged with or given written notice of, any material violation of any Laws applicable to the employees.

(b)          Schedule 3.10(b) sets forth all Governmental Approvals and other Consents necessary for the conduct of the Business as currently conducted. Except as set forth in Schedule 3.10(b), all such Governmental Approvals and Consents have been duly obtained and are in full force and effect, and Seller is in compliance in all material respects with each of such Governmental Approvals and Consents held by it with respect to the Assets, the employees and the Business.

(c)          Schedule 3.10(c) correctly describes each license, franchise, permit, certificate, approval or other similar authorization issued by a Governmental Authority and held by Buyer (the “Permits”) that are necessary for the conduct of the Business, as currently conducted by Seller, together with the name of the Government Authority or entity issuing such Permit, except for such Permits the failure of which to hold would not be, individually or in the aggregate, materially adverse to the Business, taken as a whole, or materially impair the ability of Seller to consummate the transactions contemplated hereby. Except as set forth in Schedule 3.10(c), (i) such Permits are valid and in full force and effect, (ii) neither Buyer nor Seller is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, such Permits and (iii) none of such Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

3.11.         Assigned Contracts; Assumed Liabilities. Buyer is not aware of any other agreements relating to the Business or the Assets, other than the Assigned Contracts. Buyer is not aware of any other liabilities relating to the Business or the Assets, other than the Assumed Liabilities.

ARTICLE IV

Covenants

4.1.          Covenants of Seller.

4.1.1.          Conduct of Business. From the Effective Date until the Closing, the Seller shall, except as otherwise contemplated herein or under the Ancillary Agreements, conduct the Business in such a way so as to preserve intact the Business, the Assets and the relationships of Seller with its customers, suppliers and others having business dealings with them, and make available the services of the employees. Without limiting the generality of the foregoing, from the Effective Date until the Closing, except as otherwise required or contemplated by this Agreement or the Ancillary Agreements or as set forth on Schedule 4.1.1, without the consent of Buyer, Seller shall not, with respect to the Business or the Assets:

(a)          merge or consolidate with any other Person;

(b)          enter into, assume, terminate or amend any Material Contract or any agreement that would be a Material Contract, other than Material Contracts entered into in the ordinary course of business consistent with past practice and providing for payments over the term of such agreements of no more than Ten Thousand Dollars ($10,000) with respect to any single agreement and One Hundred Thousand Dollars ($100,000) in the aggregate;

(c)          incur any Indebtedness, other than deposits or advances made in the ordinary course by customers, or trade accounts payable and short-term working capital financing, in each case, incurred in the ordinary course of business consistent with past practice;

(d)          make any capital expenditures, or commitments for capital expenditures, in an amount in excess of One Hundred Thousand Dollars ($100,000) in the aggregate;

(e)          forgive, cancel or compromise any debt or claim, or waive or release any right of material value with respect to the Business;

(f)          fail to pay or satisfy when due any material liability of the Business (other than any such liability that is being contested in good faith);

(g)          settle or compromise any on-going material Litigation with respect to the Business;

(h)          sell, transfer, lease, exclusively and irrevocably license, or otherwise dispose of any Asset, or acquire assets of any other Person, except for inventory purchased or sold in the ordinary course of business consistent with past practice;

(i)          license, sublicense or subject to any Lien (other than Permitted Liens) any Owned Intellectual Property used in the Business other than in the ordinary course of business consistent with past practice;

(j)          except as expressly permitted under this Section 4.1.1, take any action or omit to take any action if, as a result of such action or omission, any representation and warranty (other than representations and warranties that speak as of a particular date) of Seller hereunder would become materially inaccurate in any respect at, or as of any time prior to, the Closing, and Seller shall take or omit to take any such action;

(k)          agree or commit to do any of the foregoing; and

(l)          (A) hire any employees, (B) enter into any arrangement with or for the benefit of any employee or former employee, or (C) grant any equity or equity-based award.

4.1.2.          No Solicitation. Until the Closing Date, Seller shall not directly or indirectly (i) solicit, initiate, entertain or encourage any inquiries or proposals for, or enter into or hold any discussions with respect to, the transfer of any Assets or any portion of the Business, other than with respect to inventory sold in the ordinary course of business consistent with past practice or (ii) furnish or cause to be furnished any non-public information concerning the Business to any Person (other than Buyer and its agents, representatives and financing sources), other than in the ordinary course of business consistent with past practice or pursuant to applicable Law and after prior written notice to Buyer.

4.1.3.          Access and Information.

(a)          From the Effective Date until the Closing Date, and upon Buyer providing Seller written notice at least one (1) Business Day in advance, Seller will (and will cause each Seller Affiliate and its respective accountants, counsel, consultants, employees and agents to) afford Buyer, Buyer Affiliates and their respective investors, lenders, accountants, counsel, consultants, employees and agents (collectively, “Representatives”), reasonable access to, during normal business hours, all documents, records, work papers and information with respect to properties, assets, books, contracts, commitments, Governmental Approvals, reports and records of Seller or a Seller Affiliate relating to the Business or the Assets, as Buyer or any Buyer Affiliate shall from time to time reasonably request in writing.

(b)          To the extent Seller does not provide Buyer with the original form of the Books and Records on or prior to the Closing Date, for a period of seven (7) years commencing on the Closing Date, Seller will retain and not dispose of or permit the disposal of such Books and Records without first giving sixty (60) days’ prior notice to Buyer offering to deliver the same to Buyer at Buyer’s sole expense.

4.1.4.          [Reserved.]

4.1.5.          Public Announcements. Seller shall not, nor shall it permit any Seller Affiliate to, make any public announcement in respect of this Agreement or the transactions contemplated under this Agreement or the Ancillary Agreements, except as required by Law, or after prior review of such announcement by the Buyer.

4.1.6.          Further Actions.

(a)          The Seller agrees to use commercially reasonable efforts to consummate the transactions contemplated under this Agreement and the Ancillary Agreements by the Closing Date.

(b)          The Seller will, as promptly as practicable, prepare, file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by any of them pursuant to applicable Law in connection with this Agreement, the Ancillary Agreements and the consummation of the other transactions contemplated hereby and thereby.

(c)          Seller, as promptly as practicable, will use its commercially reasonable efforts to obtain, or cause to be obtained, the Consents (including all Governmental Approvals, Permits and any Consents required under any Assigned Contract) necessary to be obtained by Seller or a Seller Affiliate in order to consummate the sale and transfer of the Assets pursuant to this Agreement and other transactions contemplated hereby and by the Ancillary Agreements.

(d)          Each Seller Party will, and will cause each Seller Affiliate to, coordinate and cooperate with Buyer in exchanging such information and supplying such assistance as may be reasonably requested by Buyer in connection with the filings and other actions contemplated by Section 4.2.2.

(e)          From the Effective Date until the Closing Date, Seller shall, upon becoming aware of, promptly notify Buyer in writing of: (i) any circumstance, event or action Seller becomes aware of, the existence, occurrence or taking of which (A) has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in or would reasonably be expected to result in any representation or warranty made by Seller hereunder not being true and correct or (C) would reasonably be expected to result in the failure of any of the conditions set forth in Article V to be satisfied, (ii) any notice or other communication received by such Seller, from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (iii) any notice or other communication received by such Seller from any Governmental Authority in connection with the transactions contemplated by this Agreement or any of the Assets, and (iv) any Litigation commenced or, to the Knowledge of Seller, threatened in writing against, relating to or involving or otherwise directly affecting Seller, which if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 2.10 or that relate to the consummation of the transactions contemplated by this Agreement. Buyer’s receipt of information pursuant to this Section 4.1.6(e) or otherwise shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Seller in this Agreement.

(f)          From the Effective Date until the Closing Date, Seller shall, upon becoming aware of Seller’s having entered into a Contract that would have been a Material Contract if it had been entered into immediately prior to the Effective Date, deliver a copy of such Contract (an “Additional Material Contract”) to Buyer, together with such information as the Seller would have been obligated to provide if such Additional Material Contract had been entered into immediately prior to the Effective Date. The Seller shall provide Buyer promptly with such additional information with respect to each such Additional Material Contract and the parties thereto as Buyer reasonably requests in writing. Buyer shall have the right, exercisable from time to time until the Closing, to designate one or more of such Additional Material Contracts as Assigned Contracts, and thereafter such Additional Material Contracts shall be deemed to be Assigned Contracts. No additional consideration shall be payable on account of any such inclusion of one or more of such Additional Material Contracts as Assigned Contracts.

4.1.7.          Further Assurances. Following the Closing Date, Seller, shall, and shall cause each Seller Affiliate to, from time to time, to, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by Buyer, to confirm and assure the rights and obligations provided for in this Agreement and in the Ancillary Agreements and render effective the consummation of the transactions contemplated hereby and thereby.

4.1.8.          Use of Business Name. Following the Closing Date, Seller will not, and will not permit any Seller Affiliate to directly or indirectly, use or do business, or assist any third party in using or doing business, under the names and marks set forth on Schedule 4.1.8.

4.1.9.          Insurance. Seller shall maintain or cause to be maintained through the Closing Date, any and all insurance policies (including bonds and other similar instruments) currently in effect, relating to the Assets or the Business (the “Insurance Policies”). Following the Closing Date, Seller will discontinue any and all Insurance Policies.

4.1.10.         Ancillary Agreements. Prior to or contemporaneously with the Closing, Seller shall enter into each of the Ancillary Agreements to which that Seller is a party.

4.1.11.         Transition. For a reasonable period following the Closing, Seller shall use its commercially reasonable efforts, at Buyer’s sole expense, to encourage Seller’s customers, clients, suppliers, and other business associates to maintain the same business relationships with Buyer after the Closing as they maintained with Seller prior to the Closing. The Seller will promptly refer to Buyer all customer inquiries relating to the Business. The Seller agrees to use its commercially reasonable efforts to take such actions as may be necessary to entitle Buyer to use Seller’s telephone numbers, domain names, website and e-mail addresses identified in Section 1.1. Seller agrees to promptly forward to Buyer any mail or e-mails received by it after the Closing that relate to the Assets, the Assumed Liabilities or the operation of the Business after the Closing or otherwise properly relates to the Buyer and not the Seller.

4.1.12.         Employee and Independent Contractor Payments. Seller will retain all obligations and liabilities incurred through and up to the Closing Date that it may have with respect to any employee and independent contractor relating to the Business.

4.1.13.         Assignment of Cash. Seller agrees to promptly turn over to Buyer any funds it receives after the Closing in connection with the operation of the Business following the Closing.

4.1.14.         Seller’s Existence. Until Seller has satisfied its obligations pursuant to this Agreement, Seller shall continue to validly exist as a corporation, in good standing under the laws of the State of Delaware, and Seller shall take all necessary action, including the payment of any filing and other fees to maintain such existence.

4.1.15.         Tax Returns; Liability for Transfer Taxes and Fees.

(a)          All sales (including, without limitation, bulk sales), use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar Taxes and fees (“Transfer Taxes”) arising out the transfer of the Assets to Buyer shall be borne by Seller.

(b)          If requested by Seller, Buyer agrees to provide to Seller a “sale for resale” certificate in a form acceptable to Seller certifying with respect to applicable Inventory and other purchased property and assets as to Buyer’s purchasing of such assets with an intent to resell them in the form purchased so as to qualify such sale for exemption from otherwise applicable sales and/or use tax collection obligations applicable to Seller.

4.1.16.         Disclosure Schedules. The Seller shall promptly (and in any case prior to the Closing) supplement the Schedules (each, a “Supplement”) to this Agreement if events occur prior to the Closing that would have been required to be disclosed had they existed at the time of executing this Agreement. No Supplement shall be deemed to cure any breach which would otherwise have existed if the Parties had not delivered such Supplement for purposes of determining the satisfaction of the conditions set forth in Article V. If, however, the Closing occurs, the Supplements shall be deemed to cure any breach which would otherwise have existed if the Seller had not delivered such Supplement.

4.1.18.         Reasonable Efforts. Subject to the terms and conditions of this Agreement, Seller hereby agrees to use all reasonable efforts to promptly take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements including the satisfaction of all conditions hereto.

4.2.          Covenants of Buyer.

4.2.1.          Public Announcements. Neither Buyer nor any Buyer Affiliates shall make any public announcement in respect of this Agreement or the transactions contemplated under this Agreement or the Ancillary Agreements, except as required by applicable Law, without first obtaining the prior written consent of Seller.

4.2.2.          Further Actions.

(a)          Buyer agrees to use reasonable efforts to consummate the transactions contemplated under this Agreement and the Ancillary Agreements by the Closing Date.

(b)          Buyer will, as promptly as practicable, prepare, file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by Buyer pursuant to applicable Law or an Assigned Contract (to the extent required to obtain any Consent) in connection with this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

(c)          Buyer will coordinate and cooperate with Seller in exchanging such information and supplying such reasonable assistance as may be reasonably requested by Seller in connection with the filings and other actions contemplated by Section 4.1.6.

(d)          Buyer will discharge, or will cause the discharge of, the Assumed Liabilities, as and when the same shall become due and payable.

4.2.3.          Further Assurances. Following the Closing, Buyer shall, and shall cause Buyer Affiliates, from time to time, to execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by Seller, to confirm and assure the rights and obligations provided for in this Agreement and in the Ancillary Agreements and render effective the consummation of the transactions contemplated hereby and thereby. This shall include cooperating with ECIG and its auditors with respect to any auditor review or audit necessary in order for ECIG to prepare its financial statements.

4.2.4.          Access to Information. To the extent that Seller provides Buyer with the original form of the Books and Records under Section 1.1, for a period of seven (7) years, commencing on the Closing Date, Seller shall, upon written notice to Buyer setting forth a commercially reasonable purpose, be entitled to inspect and make copies of, at Seller’s expense, such original Books and Records.

4.2.5.          Reasonable Efforts. Subject to the terms and conditions of this Agreement, Buyer hereby agrees to use all reasonable efforts to promptly take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements including the satisfaction of all conditions hereto.

4.2.6.          Hiring of Employees and Independent Contractors. On the Closing Date, Seller shall terminate the engagement of the employees and independent contractors listed in Schedule 4.2.6 and Buyer shall make good faith offers of employment to all of those employees and independent contractors on terms and for compensation substantially similar to that provided by Seller immediately prior to the Closing.

4.2.7.          Use of Business Name. Following the Closing Date, Buyer will not, and will not permit any Buyer Affiliate to directly or indirectly, use or do business, or assist any third party in using or doing business, under the names and marks of Seller, ECIG, or any subsidiary or Affiliate of Seller or ECIG. Following the one year anniversary of the date hereof, Buyer may no longer sell any products the packaging for which contains the address of, or any reference to, Seller or ECIG or any of their respective Affiliates.

4.2.8.          Buyer’s Environmental Compliance. Buyer acknowledges and agrees that following the Closing Date, Buyer shall be responsible for, at Buyer’s sole cost and expense, taking all necessary and required action in connection with, arising from or relating to compliance with the provisions of all Environmental Laws (as hereinafter defined) in connection with the transaction contemplated hereunder.

4.2.9.          Assignment of Cash. Buyer agrees to promptly deliver to Seller (i) any cash in its possession or control in connection with the operation of the Business for the period up to and including the Closing Date and (ii) any funds it receives after the Closing in connection with the operation of the Business prior to and including the Closing Date, including, without limitation, sweeping any such cash on the business day following the Closing Date for remittance to the Seller.

4.2.10.         Certain Expenses.

(a)          Buyer will assume, as of the Closing Date, all expenses related to real estate, including warehouse fulfillment centers, leased for use by the Business.

(b)          Beginning as of the Closing Date, the Buyer shall assume the costs of any expenses related to the refund of products previously sold in connection with the Business.

(c)          Beginning as of the Closing Date, the Buyer shall assume the costs of any royalty payments related to the Business which would be due to Fontem Ventures B.V. pursuant to that certain Global License Agreement between ECIG and  Fontem Ventures B.V. Within five (5) business days of the end of each calendar month, Buyer shall remit to ECIG the amount of any such royalty payments in a wire transfer of immediately available funds, along with an accounting supporting the calculation of such payment. As soon as possible following the Closing Date, Buyer shall enter into its own Global License Agreement with Fontem Ventures B.V., which relates to products offered for sale in connection with the Business.

4.2.11.         Cancellation of Securities; Employment.

(a)          As of the Closing Date, Devin Keer (“Keer”) hereby covenants and agrees that the 465,300 options to purchase common stock of ECIG previously issued and/or granted to Keer shall be cancelled and of no further force or effect.

(b)          Keer hereby acknowledges and agrees that his employment with ECIG and/or Seller or any Affiliate thereof will cease as of the Closing Date, and neither ECIG, Seller, nor any Affiliate thereof shall have any further obligations to Keer pursuant to any employment agreement or arrangement.

(c)          As of the Closing Date, Brian Phillips hereby covenants and agrees that the 546,833 options to purchase common stock of ECIG previously issued to him shall be cancelled and of no further force or effect.

(d)          Brian Phillips hereby acknowledges and agrees that his employment with ECIG and/or Seller or any Affiliate thereof will cease as of the Closing Date, and neither ECIG, Seller, nor any Affiliate thereof shall have any further obligations to Mr. Phillips pursuant to any employment agreement or arrangement.

ARTICLE V

Conditions Precedent

5.1.          Conditions to Obligations of Each Party. The obligations of the parties to consummate the transactions contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

5.1.1.          No Injunction, etc. Consummation of the transactions contemplated hereby or by the Ancillary Agreements shall not have been restrained, enjoined or otherwise prohibited by any applicable Law, including any order, injunction, decree or judgment of any court or other Governmental Authority, and no proceeding challenging the transaction shall have been initiated or threatened in writing by a party that has retained counsel. No court or other Governmental Authority shall have determined any applicable Law to make illegal the consummation of the transactions contemplated hereby or by the Ancillary Agreements, and no proceeding with respect to the application of any such applicable Law to such effect shall be pending.

5.2.             Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by Buyer) on or prior to the Closing Date of the following additional conditions:

5.2.1.          Representations, Performance. The representations and warranties of the Seller contained in this Agreement and the Ancillary Agreements shall be true and correct at and as of the Effective Date (x) in the case of any other representation or warranty (other than the representations and warranties referenced in clause (y)) unless the breach or inaccuracy of such representations and warranties would not have, individually or in the aggregate, a Material Adverse Effect and (y) in all respects in the case of any representation or warranty contained in Sections 2.1, 2.3, 2.5, 2.6, 2.8, 2.11, 2.12 and 2.15. The representations and warranties of the Seller contained in this Agreement and the Ancillary Agreements shall be true and correct on and as of the Closing Date with the same effect as though made on and as of such date, unless the representation or warranty speaks as of a particular date other than the Effective Date or the Closing Date, (x) in all respects in the case of any other representation or warranty (other than the representations and warranties referenced in clause (y)) unless the breach or inaccuracy of such representations and warranties would not have, individually or in the aggregate, a Material Adverse Effect  and (y) in all respects in the case of any representation or warranty contained in Sections 2.1, 2.3, 2.5, 2.6, 2.8, 2.11, 2.12 and 2.15. Subject to Section 5.2.2, Seller shall have duly performed and complied in all respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Agreements to be performed or complied with by it prior to or on the Closing Date, unless the failure to perform or comply would not have, individually or in the aggregate, a Material Adverse Effect.

5.2.2.          Consents. Seller shall have obtained and shall have delivered to Buyer copies of (i) all Governmental Approvals and Permits (including Environmental Permits) required to be obtained by Seller in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby or thereby and (ii) all Consents (including, without limitation, all Consents required under any Assigned Contract) necessary to be obtained in order to consummate the sale and transfer of the Assets pursuant to this Agreement and the Ancillary Agreements and the consummation of the other transactions contemplated hereby and thereby.

5.2.3.          No Material Adverse Effect. No event, development or state of circumstances shall have occurred or come to exist since the Effective Date that, individually or in the aggregate, constitutes or results in, or would reasonably be expected to constitute or result in a Material Adverse Effect. Seller, during the period beginning on the Effective Date and ending on the Closing Date, shall have continued to fulfill orders, bill revenues, collect its Accounts Receivable and paid its vendors and liabilities in its normal course, consistent with its past practices.

5.2.4.          Transfer Documents. Seller shall have delivered to Buyer at the Closing all documents, certificates and agreements necessary to transfer to Buyer good and marketable title to the Assets, free and clear of any and all Liens thereon, other than Permitted Liens, including without limitation:

(a)              the Bill of Sale, in a form mutually acceptable to the parties (the “Bill of Sale”), executed and dated the Closing Date, with respect to the Assets, including the Inventory set forth on Schedule 1.1, dated as of the date that is one (1) day prior to the Closing Date; and

(b)              assignments of all Assigned Contracts, in a form mutually acceptable to the parties (the “Assignment of Contracts”), assignments of Owned Intellectual Property for which applications or registrations are maintained, in a form mutually acceptable to the parties (the “Assignments of Intellectual Property”), and assignments of any other agreements and instruments constituting Assets, in a form mutually acceptable to the parties (the “General Assignments”), dated the Closing Date, assigning to Buyer all of Seller’s right, title and interest therein and thereto, with any required Consent endorsed thereon.

5.2.5.          [Reserved.]

5.2.6.          [Reserved.]

5.3.             Conditions to Obligations of Seller. The obligation of the Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by Seller), on or prior to the Closing Date, of the following additional conditions:

5.3.1.          Representations, Performance, etc. The representations and warranties of Buyer contained in this Agreement and the Ancillary Agreements (i) shall be true and correct at and as of the Effective Date in all material respects and (ii) shall be true and correct on and as of the Closing Date with the same effect as though made on and as of such date in all respects. Buyer shall have duly performed and complied in all respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Agreements to which it is a party, to be performed or complied with by it prior to or on the Closing Date.

5.3.2.          Ancillary Agreements. Each of Buyer, Seller and all other applicable parties shall have entered into each of the Ancillary Agreements to which it is a party.

ARTICLE VI

Closing Deliveries

6.1.             Seller’s Deliveries. At the Closing, the Seller shall deliver or cause to be delivered to Buyer the following:

(a)              the Bill of Sale executed by Seller and dated the Closing Date;

(b)              the Assignment of Contracts executed by Seller and dated the Closing Date;

(c)              the Assignments of Owned Intellectual Property for which applications or registrations are maintained and executed by Seller and dated the Closing Date;

(d)              the General Assignments, with any required Consent endorsed thereon executed by Seller and dated the Closing Date;

(e)              copies of the consents referred to in Section 5.2.2(a);

(f)              a full listing of all Inventory on Schedule 1.1 and evidence of the delivery of the Inventory;

(g)              a listing of all accounts payable of Seller as of the Closing;

(h)              a schedule of all open purchase orders in effect as of the date that is two (2) Business Days prior to the Closing Effective Date (but excluding all other purchase orders), for the purchase of materials, supplies, goods, services, equipment or other assets providing for aggregate payments by Seller over the remaining term of such agreement or related agreements of Fifty Thousand Dollars ($50,000) or more (all such purchase orders shall be deemed to be Additional Material Contracts);

(i)               copies or originals of all Books and Records; and

(j)               such other documents or certificates as are reasonably requested by Buyer to consummate the transactions contemplated hereby.

6.2              Buyer’s Deliveries. At the Closing Buyer shall deliver or cause to be delivered to Seller the following:

(a)              the Closing Cash Payment;

(b)              the Assignment of Contracts executed by Buyer and dated the Closing Date;

(c)              the Assignments of Owned Intellectual Property for which applications or registrations are maintained and which are executed by Buyer and dated the Closing Date; and

(d)              such other documents or certificates as are reasonably requested by Seller to consummate the transactions contemplated hereby.

ARTICLE VII

Termination

7.1.             Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a)              by the written agreement of Buyer and Seller; or

(b)              by Buyer (i) if there has been a material breach by Seller of any of its representations, warranties or covenants contained in this Agreement, or (ii) if any condition set forth in Sections 5.1 or 5.2 hereof shall not be met or becomes impossible to fulfill on or before [             ], 2016 (the “Termination Date”) unless such fulfillment has been made impossible by any act or failure to act of Buyer;

(c)              by Seller (i) if there has been a material breach by Buyer of any of its representations, warranties or covenants contained in this Agreement, or (ii) if any condition set forth in Sections 5.1 or 5.3 hereof shall not be met or becomes impossible to fulfill on or before the Termination Date unless such fulfillment has been made impossible by any act or failure to act of Seller.

7.2.             Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of Section 7.1, this Agreement (other than the last sentence of this Section and Section 8.3) shall become void and have no effect, without any liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, employees, agents, consultants, representatives, advisers, members or Affiliates, except for any liability resulting from such party’s breach of this Agreement. If this Agreement is terminated as provided herein, each party will redeliver all Confidential Information, Intellectual Property, documents, work papers and any other tangible materials in its possession or control relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same, and each party shall abide by the terms of any confidentiality agreement relating thereto.

ARTICLE VIII

Non-Competition, Non-Solicitation and Non-Disclosure

8.1.          [Reserved.]

8.2.          Non-Solicitation; Non-Disparagement. Seller agrees that for a period commencing on the Closing Date and ending twenty-four (24) months after the Closing Date (the “Restricted Period”) it shall not, and it shall take all commercially reasonable efforts to cause its Affiliates and its and their directors, managers and officers to not, either directly or indirectly, for itself or any third party, except as set forth on Schedule 8.3, (1) solicit or induce, or cause the solicitation or inducement, of any sales or services to, and shall not make any sales to or provide any services to, any Person that was a customer or client of Seller in connection with the Business during the twelve (12)-month period ending on the Closing Date, or (2) interfere with or harm the contractual or business relationships with any vendor, supplier, customer, client, licensor, licensee or independent contractor in connection with the Business. In addition, each party to this Agreement hereby agrees that it shall not, and it shall take all commercially reasonable efforts to cause its spouse, children, Affiliates and its directors, managers, officers and equityholders to not, disparage any other party to this Agreement, or its services, employees, officers, directors, managers, stockholders, members or agents (as applicable).

8.3.          Non-Disclosure by the Seller. Seller agrees that it shall not, and it shall take all commercially reasonable efforts to cause its spouse, children, Affiliates, and its and their directors, managers, officers and equityholders to not, use for itself or others, or publish, disclose or otherwise reveal or divulge, any Confidential Information (as such term is defined below). Each Seller Party shall, and shall take all commercially reasonable efforts to cause its spouse, children, Affiliates and its and their directors, managers, officers and equityholders to, (1) maintain all Confidential Information in the strictest confidence and keep the same secret using at least the same degree of care as it uses for its own confidential information, and (2) refrain from using or allowing to be used any Confidential Information for its own benefit or for the benefit of any third party, except as otherwise expressly provided in this Section 8.3 or on Schedule 8.3; provided, however, that in the event disclosure of Confidential Information is requested (i) by a Governmental Authority under color of Law or applicable regulation, (ii) pursuant to subpoena or other compulsory process or (iii) otherwise as may be required by Law, each such Seller Party to the extent lawfully possible will give Buyer at least five (5) days prior written notice before its disclosure and will provide Buyer with copies of any responsive materials; and provided further, that the Seller may disclose such Confidential Information to their respective directors, managers, officers, employees, consultants, agents, representatives, equity holders and financing sources who need to know such information in connection with the transactions contemplated under this Agreement. For purposes of this Agreement, “Confidential Information” shall mean non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, customer information, costs, pricing, materials, supplies, venders, products, database information, services, information relating to governmental relations, discoveries, practices, processes, methods, marketing plans, Trade Secrets, Intellectual Property used or held for use in connection with the Business and other material non-public, proprietary and confidential information of Seller, Buyer or relating to the Business or the Assets, that, in any case, is not otherwise generally available to the public and has not been disclosed by Buyer to others not subject to confidentiality agreements.

8.4.              Non-Disclosure by Buyer. Buyer agrees that, prior to the Closing, it shall not, and it shall take all commercially reasonable efforts to cause its shareholders, directors, officers, employees, consultants, agents, representatives, equity holders to not, use for itself or others, or publish, disclose or otherwise reveal or divulge, any Confidential Information except, as necessary, to its directors, officers, employees, consultants, agents, representatives, equity holders and financing sources who need to know such information, solely for purposes of due diligence review or otherwise in connection with the transactions contemplated hereby. Until the Closing, Buyer shall, and shall cause its Affiliates and its and their directors, managers, officers, employees, consultants, agents and representatives to, (1) maintain all Confidential Information in the strictest confidence and keep the same secret using at least the same degree of care as it uses for its personal confidential information, and (2) refrain from using or allowing to be used any Confidential Information for its own benefit or for the benefit of any third party, except as otherwise expressly provided in this Section 8.4; provided, however, that in the event disclosure of Confidential Information is requested (i) by a Governmental Authority under color of Law or applicable regulation, (ii) pursuant to subpoena or other compulsory process or (iii) otherwise as may be required by Law, Buyer to the extent lawfully possible will give Seller at least five (5) days prior written notice before its disclosure and will provide Seller with copies of any responsive materials; and provided further, that Buyer may disclose such Confidential Information to its directors, managers, officers, employees, consultants, agents, representatives, equity holders and financing sources who need to know such information for purposes of due diligence review or otherwise in connection with the transactions contemplated hereby.

8.5.             Enforcement.

(a)              If Seller commits a breach, or threatens to commit a breach, of any of the provisions of Section 8.1 – Section 8.3, or if Buyer commits a breach, or threatens to commit a breach of any of the provisions of Section 8.4 (such person committing or threatening to commit a breach, the “Breaching Party”), then Buyer (if Seller is the Breaching Party) or Seller (if Buyer is the Breaching Party) (the “Non-Breaching Party”) shall have the following rights and remedies, each of which shall be independent of the others and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Non-Breaching Party under law or in equity:

(i)          The right and remedy to have such provisions of this Article VIII specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Non-Breaching Party and that money damages will not provide an adequate remedy at law; and, in connection therewith, the right to obtain, without notice to such Breaching Party and without the need to post any bond, a temporary restraining order, an injunction and any other equitable relief. Such right of injunctive relief shall be cumulative and in addition to whatever other remedies the Non-Breaching Party may have at law or in equity, including the right of the Non-Breaching Party to recover from such Breaching Party as set forth in Section 8.5(a)(ii) below; and

(ii)         The right and remedy to require such Breaching Party to account for and pay over to the Non-Breaching Party all compensation, profits, monies, accruals, increments or other benefits (collectively “Benefits”) derived or received by it as the result of any transactions constituting a breach of any of the provisions of Section 8.1 – Section 8.4, and each Breaching Party hereby agrees to accurately and fully account for and pay over such Benefits to the Non-Breaching Party.

(b)              The provisions of this Article VIII are severable, and if any provision or any part of any provision of this Article VIII is found to be invalid or unenforceable, the balance of that provision and the other provisions hereof shall be given full force and effect and remain fully valid and enforceable.

(c)              If any one, or any part, of the covenants contained in this Article VIII is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, said provision shall then be enforceable.

(d)              The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in this Article VIII upon the courts of any state within the geographical scope of such covenants. In the event that the courts of any one or more of such states shall hold such covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the foregoing covenants in the courts of any other states within the geographical scope of such covenants.

ARTICLE IX

Indemnification

9.1.             Indemnification by the Seller. Subject to the provisions of this Article IX, Seller shall defend, indemnify and hold harmless each of Buyer and Buyer Affiliates and their respective equityholders, officers, managers, directors, employees, agents, advisors and representatives (collectively, the “Buyer Indemnitees”), from and against, and pay or reimburse Buyer Indemnitees for, any and all Litigation, liabilities, obligations, losses, fines, costs, expenses, royalties, deficiencies or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including interest and penalties with respect thereto and out-of-pocket expenses and reasonable attorneys’ and accountants’ fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder (collectively, “Losses”), resulting from, arising out of or relating to (a) any inaccuracy in any representation or warranty when made or deemed made by Seller or any Seller Affiliate in or pursuant to this Agreement or any Ancillary Agreement, (b) any breach by Seller or a Seller Affiliate of any covenant or agreement hereunder or under any Ancillary Agreement, (c) any Excluded Liabilities or Excluded Assets of Seller, (d) any and all Taxes of any Seller Party or any Seller Affiliate whether or not relating to or arising out of the Business, (e) any and all Pre-Closing Taxes of Seller, (f) environmental liabilities, (g) with respect to products sold by Seller before the Closing or with respect to other products sold by Seller (y) any product liability claim with respect to events or occurrences arising prior to the Closing and (z) any warranties relating to such products (whether expressed or implied by operation of Law) with respect to events or occurrences arising prior to the Closing, (h) any failure of Seller to comply with applicable bulk sales laws (in consideration of which indemnification obligation, Buyer hereby waives compliance by Seller with any applicable bulk sales laws), (i) Seller having failed to duly qualify or obtain a license to do business in all of the jurisdictions in which the nature of Seller’s activities required such qualification or licensing; or (j) any Losses or other amounts (including with respect to disability and unemployment) with respect to employees and former employees of Seller (other than to the extent arising out of their employment by Buyer).

9.2.             Indemnification by Buyer. Buyer shall defend, indemnify and hold harmless the Seller and its respective officers, managers, employees, agents, advisors and representatives (collectively, the “Seller Indemnitees”) from and against any and all Losses resulting from, arising out of or relating to (a) any inaccuracy in any representation or warranty made by Buyer in or pursuant to this Agreement or any Ancillary Agreement to which they are a party, (b) any breach by Buyer of any covenant or agreement hereunder or under any Ancillary Agreement to which it is a party, (c) the Assumed Liabilities or (d) the operation of the Business following the Closing Date or the ownership, operation or use of the Assets following the Closing Date, except, in the case of clause (d), to the extent such Losses constitute Losses for which any Seller Party is required to indemnify Buyer Indemnitees under Section 9.1.

9.3.             Certain Limitations.

(a)              The Seller shall not be required to indemnify Buyer Indemnitees with respect to any claim for indemnification pursuant to Section 9.1(a) unless and until the aggregate amount of all claims against the Seller under Section 9.1(a) exceeds Thirty Thousand Dollars ($30,000) (the “Threshold Amount”), in which event the Seller shall be responsible for the amount of such Losses back to the first dollar provided, however, that the aggregate liability of the Seller to Buyer Indemnitees under Section 9.1(a) shall not exceed Eight Hundred Thousand Dollars ($800,000) (the “Cap”). Neither the Cap nor the Threshold Amount shall apply to indemnities for Losses relating to any Sales Tax, the representations and warranties contained in Section 2.1, 2.2, 2.8, 2.15 or 2.20 or any Losses to be indemnified pursuant to Section 9.1(c).

(b)              Except with respect to claims for indemnification based on inaccuracies in the representations and warranties contained in Section 3.1, Buyer shall not be required to indemnify Seller Indemnitees with respect to any claim for indemnification pursuant to Section 9.2(a) unless and until the aggregate amount of all claims against Buyer under Section 9.2(a) shall exceed the Threshold Amount, in which event Buyer shall be responsible for the amount of such Losses back to the first dollar; provided, however, that the aggregate liability of Buyer to the Seller under Section 9.2(a) shall not exceed the Cap.

(c)              Notwithstanding any other provision of this Agreement, the rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement or failure to fulfill any condition shall in no way be limited by the fact that a set of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach, provided that such party shall not be entitled to multiple indemnification for claims based upon the same set of facts.

(d)              Except as set forth in Section 8.5, The indemnity provided for in this Article IX shall be the sole and exclusive remedy of Buyer or the Seller, as the case may be, after the Closing for any inaccuracy of any representation or warranty of the Seller or Buyer, respectively, herein or any other breach of this Agreement; provided, that nothing herein shall limit in any way any such party’s remedies in respect of fraud, intentional misrepresentation or omission or intentional misconduct by the other party in connection herewith or the transactions contemplated hereby.

9.4.             Payment Adjustments, etc.

(a)              Any indemnity payment made by any Seller Party to Buyer Indemnitees, on the one hand, or by Buyer to Seller Indemnitees, on the other hand, pursuant to this Article IX in connection with any Losses, shall be net of an amount equal to (x) any Tax obligation actually incurred by the Indemnified Party arising out of or relating to any such indemnity payment, (y) any insurance proceeds actually received by the Indemnified Party arising out of or relating to any such indemnity payment, and (z) any related costs and expenses, including, without limitation, the aggregate cost of pursuing any related insurance claims, plus any correspondent increases in insurance premiums or other chargebacks; provided, however, that neither party shall have any obligation to seek to recover any insurance proceeds or Tax obligations in connection with making a claim under this Article IX. If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.

(b)              The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for Tax purposes as an adjustment to the Purchase Price, other than as required by law.

9.5.             Indemnification Procedures. In the case of any Litigation asserted by a third party (a “Third Party Claim”) against a party entitled to indemnification under this Agreement (the “Indemnified Party”), notice (the “Notice”) shall be given by the Indemnified Party to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of such Third Party Claim, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party and so long as the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party for Losses related to such third party claim) to assume the defense of such Third Party Claim, provided, that (a) counsel for the Indemnifying Party who shall conduct the defense of such Third Party Claim shall be reasonably satisfactory to the Indemnified Party, and the Indemnified Party may participate in such defense at such Indemnified Party’s expense, and (b) the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such failure results in a lack of actual notice to the Indemnifying Party and such Indemnifying Party is materially prejudiced as a result of such failure to give notice. If the Indemnifying Party does not so assume the defense of such Third Party Claim within sixty (60) days of receipt of the Notice, the Indemnified Party shall be entitled to assume and control such defense and to settle or agree to pay in full such Third Party Claim without the consent of the Indemnifying Party without prejudice to the ability of the Indemnified Party to enforce its claim for indemnification against the Indemnifying Party hereunder. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such Third Party Claim, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of an irrevocable release from all liability with respect to such Third Party Claim. In the event that the Indemnified Party shall in good faith determine that the conduct of the defense of any Third Party Claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party would reasonably be expected to affect adversely the Indemnified Party’s Tax liability or (in the case of an Indemnified Party that is a Buyer Indemnitee) the ability of the Indemnified Party to conduct its business, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such Third Party Claim at the sole cost of the Indemnifying Party, provided, that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such Third Party Claim without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld. In any event, the Seller and Buyer shall cooperate in the defense of any Third Party Claim subject to this Article IX and the records of each shall be available to the other with respect to such defense.

9.6.             Survival of Representations and Warranties, etc. All claims for indemnification under Section 9.1(a) and 9.2(a) with respect to the representations and warranties contained herein must be asserted on or prior to the date that is thirty (30) days after the termination of the respective survival periods set forth in this Section 9.6. The representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement, any examination by or on behalf of the parties hereto and the completion of the transactions contemplated herein and in the Ancillary Agreements, but only to the extent specified below:

(a)              except as set forth in clause (b), (c), (d) or © below, the representations and warranties contained in Articles II and III shall survive for a period ending eighteen (18) months after the Closing Date;

(b)              the representations and warranties of the Seller contained in Section 2.12 shall survive for a period ending on the 5th anniversary of the Closing Date;

(c)              the representations and warranties of the Seller contained in Sections 2.1 and 2.8, and of Buyer contained in Section 3.1 shall survive without limitation;

(d)              the representations and warranties of the Seller contained in Section 2.2 shall survive for a period ending on the 2nd anniversary of the Closing Date; and

(e)              the representations and warranties contained in Section 2.14 and 2.15 shall survive for sixty (60) days beyond the expiration of the applicable statute of limitations.

ARTICLE X

Definitions

10.1.           Definition of Certain Terms. The terms defined in this Section 10.1, whenever used in this Agreement, shall have the respective meanings indicated below for all purposes of this Agreement. All references herein to a Section, Article or Schedule are to a Section, Article or Schedule of or to this Agreement, unless otherwise indicated.

“Additional Material Contract” has the meaning given to such term in Section 4.1.6(f).

“Affiliate” of a Person means a Person, other than a natural person, that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person.

“Agreement” means this Asset Purchase Agreement, including the Schedules and Exhibits hereto.

“Ancillary Agreements” means each of the Bill of Sale, the Assignment of Contracts, the Assignments of Owned Intellectual Property and the General Assignments.

“Article” has the meaning given to such term in Section 10.2.

“Assets” has the meaning given to such term in Section 1.1.

“Assigned Contracts” means all Contracts of Seller listed on Schedule 1.1.

“Assignment of Contracts” has the meaning given to such term in Section 5.2.4(b).

“Assignments of Intellectual Property” has the meaning given to such term in Section 5.2.4(b).

“Assumed Liabilities” has the meaning given to such term in Section 1.3(a).

“Benefits” has the meaning given to such term in Section 8.5(a).

“Bill of Sale” has the meaning given to such term in Section 5.2.4(a).

“Books and Records” means the books, records, manuals and other materials (in any form), including records maintained at Seller’s headquarters, advertising, catalogues, sales and promotional materials, price lists, correspondence, customer, mailing and distribution lists, referral sources, photographs, production data, purchasing materials and records, personnel records of the employees, manufacturing and quality control records and procedures, blueprints, research and development files, records, data and laboratory books, Intellectual Property disclosures, service and warranty records, equipment logs, operating guides and manuals, sales order files and litigation files, as such Books and Records relate directly or indirectly to the Business, the Assets or the employees, and excluding the Financial Records.

“Breaching Party” has the meaning given to such term in Section 8.5(a).

“Business” has the meaning given to such term in the recitals of this Agreement.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close.

“Buyer” has the meaning given to such term in the preamble of this Agreement.

“Buyer Affiliate” means a Person, that directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common control with Buyer.

“Buyer Indemnitees” has the meaning given to such term in Section 9.1.

“Cap” has the meaning given to such term in Section 9.3(a).

“Closing” has the meaning given to such term in Section 1.6.

“Closing Date” has the meaning given to such term in Section 1.6.

“Closing Cash Payment” has the meaning given to such term in Section 1.7.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” has the meaning given to such term in Section 8.3.

“Consent” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including but not limited to any Governmental Authority.

“Contract” means any contract, license, lease or other agreement (whether written or oral and including all amendments thereto).

“Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

“Covered Returns” has the meaning given to such term in Section 2.15(a).

“Credit Agreement” has the meaning given to such term in Section 2.5.

“$” or “dollars” means lawful money of the United States of America.

“Domain Names” means the domain names listed on Schedule 1.1.

“Environmental Law” means any foreign, federal, state or local law, treaty, statute, rule, regulation, order, ordinance, decree, injunction, judgment, governmental restrictions or any other requirement of law (including common law) regulating or relating to the protection of human health, safety, natural resources or the environment, including, without limitation, laws relating to contamination and the use, generation, management, handling, transport, treatment, disposal, storage, Release or threatened Release of Hazardous Substances.

“Environmental Permit” means any permit, license, authorization or consent required pursuant to applicable Environmental Laws.

“ERISA” means the employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets” has the meaning given to such term in Section 1.2.

“Excluded Liabilities” has the meaning given to such term in Section 1.4.

“Exhibit” has the meaning given to such term in Section 10.2.

“Financial Records” means the financial, Tax and accounting records (in any form), including books of original entry, such as general ledgers and trial balances covering any accounting period ending through the Closing Date relating directly or indirectly to the Business, the Assets or the employees.

“Financial Statements” has the meaning given to such term in Section 2.4.

“General Assignments” has the meaning given to such term in Section 5.2.4(b).

“Governmental Approval” means any Consent of, with or to any Governmental Authority.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the United States or a foreign nation or jurisdiction, any State of the United States or any political subdivision of any thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Hazardous Substances” means any substance or material that: (i) is or contains asbestos, urea formaldehyde insulation, polychlorinated biphenyls, petroleum or petroleum products, radon gas or microbiological contamination, (ii) requires investigation, remediation or corrective action pursuant to any Environmental Law, or is defined, listed or identified as a “hazardous waste,” “hazardous substance,” “toxic substance” or words of similar import thereunder, or (iii) is regulated under any Environmental Law.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business consistent with past practices), (iv) all obligations of such Person under conditional sale or other title retention agreements relating to any property purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of business consistent with past practices), (vi) all lease obligations of such Person capitalized on the books and records of such Person, (vii) all obligations of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (viii) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions, (ix) all letters of credit or performance bonds issued for the account of such Person (excluding (a) letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business consistent with past practices, (b) standby letters of credit relating to workers’ compensation insurance and surety bonds and (c) surety bonds and customs bonds) and (x) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person.

“Indemnified Party” has the meaning given to such term in Section 9.5.

“Indemnifying Party” has the meaning given to such term in Section 9.5.

“Insurance Policies” has the meaning given to such term in Section 4.1.9.

“Intellectual Property” means all trademarks, service marks, trade names, trade dress, including all goodwill associated with the foregoing, domain names, copyrights, Software, internet web sites, mask works and other semiconductor chip rights, and similar rights, and registrations and applications to register or renew the registration of any of the foregoing, patents and patent applications, Trade Secrets, and all similar intellectual property rights.

“Intellectual Property Assets” means all Intellectual Property of Seller listed on Schedule 1.1.

“Inventory” means all inventory of Seller listed on Schedule 1.1.

“IRS” means the Internal Revenue Service.

“Knowledge” of any Person means the conscious awareness of facts after due inquiry.

“Laws” has the meaning given to such term in Section 2.11(a).

“Liability” means any and all direct or indirect liabilities, obligations, claims, losses, damages, deficiencies, assessments, penalties, or responsibilities of any kind or nature, whether known or unknown, asserted or unasserted, accrued or accrued, absolute or contingent, matured or unmatured, determined or determinable, fixed or unfixed, secured or unsecured, choate or inchoate, liquidated or Unliquidated, or due or to become due.

“Lien” means any mortgage, pledge, hypothecation, right of others, claim, security interest, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, interest, equity, option, lien, liability, obligation, right of first refusal, charge or other restrictions or limitations of any nature whatsoever, including but not limited to such as may arise under any Contracts.

“Litigation” means any action, cause of action, claim, cease and desist letter, demand, suit, proceeding, citation, summons, subpoena or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity.

“Losses” has the meaning given to such term in Section 9.1.

“Material Adverse Effect” means any event, occurrence, fact, condition, change or effect that has a materially adverse effect on the Business, Assets, Assumed Liabilities, operations or results of operations of the Business, prospects, or condition (financial or otherwise) of the Business taken as a whole.

“Material Contract” has the meaning given to such term in Section 2.7(b).

“Non-Breaching Party” has the meaning given to such term in Section 8.5(a).

“Notice” has the meaning given to such term in Section 9.5.

“Owned Intellectual Property” has the meaning given to such term in Section 2.9(a).

“Permits” has the meaning given to such term in Section 2.11©.

“Permitted Liens” means (i) Liens for Taxes not yet due and payable, or (ii) mechanics, carriers, workers, materialmen’s, warehousemen’s or other similar statutory liens, incurred in the ordinary course of business, consistent with past practices and for which sums are not due and payable.

“Person” means any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Authority or other entity.

“Pre-Closing Taxes” means any Taxes relating to or arising out of the Business, or any of the Assets (i) for any taxable period ending on or before the Closing Date or (ii) that (in the case of any taxable period that begins on or before the Closing Date and ends after the Closing Date) are apportioned to the period of such taxable period that ends on the Closing Date (such apportionment being computed on a per diem basis in the case of any property (or similar taxes) and computed based on the closing of the books method in any other case).

“Providing Party” has the meaning given to such term in Section 4.1.18(b).

“Purchase Price” has the meaning given to such term in Section 1.7.

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including without limitation, the moving of any materials through, into or upon, any land, soil, surface water, groundwater or air, or otherwise entering into the indoor or outdoor environment.

“Representatives” has the meaning given to such term in Section 4.1.3(b).

“Sales Tax” means sales (including bulk sales), use, value added, gross receipts and other similar tax, duty, governmental charge or assessment or deficiencies thereof (including all interest and penalties thereon and additions thereto whether disputed or not), other than Transfer Taxes arising out the transfer of the Assets to Buyer.

“Schedule” has the meaning given to such term in Section 10.2.

“Section” has the meaning given to such term in Section 10.2.

“Securities Laws” means the Securities Act or any state securities laws.

“Seller” has the meaning given to such term in the recitals of this Agreement.

“Seller Affiliate” means a Person, that directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common control with Seller.

“Seller Benefit Plans” means each written or oral employee benefit plan, scheme, program, policy, arrangement and contract (including, but not limited to, any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any bonus, deferred compensation, interest bonus, interest purchase, restricted interest, interest option or other equity-based arrangement, and any employment, termination, retention, bonus, change in control or severance plan, program, policy, arrangement or contract) for the benefit of any (i) current or former officer, employee or director of Seller or (ii) current or former officer, employee or director of any Buyer Affiliate that is currently providing or formerly provided services to or in respect of the Business (or any of their beneficiaries), in each case that is maintained or contributed to by Seller, a Seller Affiliate, or any Seller Related Person or with respect to which the Business would reasonably be expected to incur any liability.

“Seller Indemnitees” has the meaning given to such term in Section 9.2.

“Seller Warranties” has the meaning given to such term in Section 2.16©.

“Seller’s Knowledge” “to the Knowledge of Seller” or words of like import shall mean, the Knowledge of the Seller.

“Seller Related Person” means, with respect to Seller or any Seller Affiliate, any trade or business, whether or not incorporated, which, together with such Person, is treated as a single employer under Section 414 of the Code.

“Software” means all computer software, including but not limited to, application software, system software and firmware, including all source code and object code versions thereof, in any and all forms and media, and all related documentation.

“Subsidiaries” means each corporation or other Person in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing at least 50% of the outstanding voting stock or other equity interests.

“Supplement” has the meaning given to such term in Section 4.1.19.

“Tax” means any federal, state, provincial, local, foreign or other income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code), real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar tax, duty or other governmental charge or assessment or deficiencies thereof (including in each case all interest and penalties thereon and additions thereto whether disputed or not).

“Tax Return” means any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” has the meaning given to such term in Section 7.1.

“Third Party Claim” has the meaning given to such term in Section 9.5.

“Threshold Amount” has the meaning given to such term in Section 9.3(a).

“Trade Secrets” means all inventions, processes, designs, trade secrets, know-how, ideas, research and development, data, databases and confidential information.

“Transfer Taxes” has the meaning given to such term in Section 4.1.18(a).

“Treasury Regulations” means the regulations prescribed pursuant to the Code.

“WARN” has the meaning given to such term in Section 4.1.15.

“Withholding Taxes” has the meaning given to such term in Section 2.15(a).

10.2.           Construction. Unless the context otherwise requires, as used in this Agreement: (i) “or” is not exclusive, (ii) “including” and its variants mean “including, without limitation” and its variants, (iii) words defined in the singular have the parallel meaning in the plural and vice versa, (iv) words of one gender shall be construed to apply to each gender, (v) the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto, (vi) the terms “Article”, “Section”, “Exhibit” and “Schedule” refer to the specified Article, Section, Exhibit or Schedule of or to this Agreement, (vii) any grammatical form or variant of a term defined in this Agreement shall be construed to have a meaning corresponding to the definition of the term set forth herein, (viii) a reference to any Person includes such Person’s successors and permitted assigns, and (ix) any reference to “days” means calendar days unless Business Days are expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall not be required to be done or taken on such day but on the first succeeding Business Day thereafter.

ARTICLE XI

Miscellaneous

11.1.           Expenses. Except as specifically provided otherwise elsewhere in this Agreement, the Seller, on the one hand, and Buyer, on the other hand, shall bear their respective expenses, costs and fees (including attorneys’, auditors’ and financing commitment fees) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the transactions contemplated hereby shall be consummated.

11.2.           Severability. If any provision of this Agreement or in any other document referred to herein (including any phrase, sentence, clause, Section or subsection), shall, for whatever reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or any other document referenced herein. Any term or provision of this Agreement held invalid or unenforceable only in part, degree or within certain jurisdictions will remain in full force and effect to the extent not held invalid or unenforceable to the extent consistent with the intent of the parties hereto as reflected by this Agreement. To the extent permitted by applicable Law, each party waives any term or provisions of this Agreement invalid, illegal or unenforceable in any respect.

11.3.           Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally with receipt acknowledged, (b) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or (c) sent by next-day or overnight mail or delivery.

(i)        if to Seller or ECIG to,

Electronic Cigarettes International Group, Ltd.

1707 Cole Boulevard, Suite 350

Golden, CO 80401

Attention: Chief Executive Officer

with a copy to:

Pryor Cashman LLP

7 Times Square

New York, NY 10036

Attention: M. Ali Panjwani, Esq.

(ii)       if to the Buyer

Hardwire Interactive Inc.

1201 Allied Kajima Building, 12/f

138 Gloucester Road, Wanchai

Hong Kong

Attention: Devin Keer

with a copy to:

Venable LLP

575 7th Street, NW

Washington, DC 20004

Attention: Frank A. Ciatto, Esq.

or, in each case, at such other address as may be specified in writing to the other parties hereto.

All such notices, requests, demands, waivers and other communications shall be deemed to have been received (x) if by personal delivery on the day after such delivery, (y) if by certified or registered mail, on the third Business Day after the mailing thereof, or (z) if by next-day or overnight mail or delivery, on the day delivered.

11.4.            Miscellaneous.

11.4.1.         Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

11.4.2.         Entire Agreement. This Agreement (including the Schedules hereto) and the Ancillary Agreements (when executed and delivered) constitute the entire agreement between the parties with respect to the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

11.4.3.        Construction. The parties hereto are sophisticated and have been represented by counsel who have carefully negotiated the provisions of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement

11.4.4.         Counterparts. This Agreement may be executed in several counterparts (including Pdfs and other electronic counterparts), each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

11.4.5.         Governing Law; Jurisdiction. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of New York, without giving effect to the conflict of laws rules thereof to the extent that the application of the law of another jurisdiction would be required or permitted thereby. Buyer and the Seller hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the State, City and County of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any of such document may not be enforced in or by said courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court. Buyer and the Seller hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing or delivery of process or other papers in connection with any such action or proceeding by next day or overnight mail (i) in the case of Buyer, to the address of Buyer specified in Section 11.3 hereof and (ii) in the case of the Seller, to the address of counsel to the Seller specified in Section 11.3 hereof, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

11.4.6.         Binding Effect. Subject to Section 11.4.7, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

11.4.7.         Assignment. This Agreement shall not be assignable or otherwise transferable by any party hereto (including by operation of law or in connection with a merger or sale of substantially all the asset or equity interests of such party) without the prior express written consent of the other parties, provided that Buyer may assign this Agreement to any Subsidiary or Affiliate of Buyer or to any lender to Buyer or any Subsidiary or Affiliate thereof as security for obligations to such lender in respect of the financing arrangements entered into in connection with the transactions contemplated hereby and any refinancings, extensions, refundings or renewals thereof, provided, further, that no assignment to any such lender shall in any way affect Buyer’s obligations or liabilities under this Agreement.

11.4.8.         No Third Party Beneficiaries. Except as provided in Sections 9.1, 9.2 and 9.3 with respect to indemnification of Indemnified Parties hereunder, nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

11.4.9.         Amendment; Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

Electronic Cigarettes INTERNATIONAL GROUP, LTD.

By:
Name:
Title:

Hardwire Interactive Acquisition Company

By:
Name:
Title:

Hardwire Interactive Inc.

By:
Name: Devin Keer
Title: Director

Solely as to Sections 4.2.11(a) and 4.2.11(b):

DEVIN KEER

Solely as to Sections 4.2.11(c) and 4.2.11(d):

BRIAN PHILLIPS

EXHIBITS AND SCHEDULES

Schedule 1.1	Assets
Schedule 2.3	Conflicts
Schedule 2.4	Financial Statements
Schedule 2.5	Liabilities
Schedule 2.6	Changes
Schedule 2.6(c)	Certain Liens
Schedule 2.7(a)	Material Contracts
Schedule 2.8(a)	Title to Assets
Schedule 2.8(b)	Sufficiency of Assets
Schedule 2.9(a)	Owned Intellectual Property
Schedule 2.9(a)(i)	Permitted Liens
Schedule 2.9(b)	Licensed Intellectual Property
Schedule 2.9(c)	Intellectual Property Licenses by Seller
Schedule 2.9(c)	Seller Domain Names
Schedule 2.9(f)	Protection of Intellectual Property
Schedule 2.10	Litigation
Schedule 2.11(b)	Governmental Approvals
Schedule 2.11(c)	Permits
Schedule 2.12	Environmental Matters
Schedule 2.13	Employees
Schedule 2.14(a)	Employee Benefit Plans
Schedule 2.14(b)	Acceleration of Benefits
Schedule 2.15(a)	Taxes
Schedule 2.15(b)	Extensions, etc.
Schedule 2.15(c)	Tax Issues, etc.
Schedule 2.15(e)	Tax Litigation
Schedule 2.16	Suppliers
Schedule 3.7	Undisclosed Liabilities
Schedule 3.8	Absence of Changes
Schedule 3.9	Litigation
Schedule 3.10(b)	Governmental Approvals
Schedule 3.10(c)	Permits
Schedule 4.1.1	Conduct of Business
Schedule 4.1.8	Use of Business Name
Schedule 4.2.6	Employees
Schedule 8.3	Non-Disclosure

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